HOME OUR VIEWS THE NOMINEES SHAREHOLDER MATERIALS PRESS FAQ'S CONTACT

DISCLAIMER

CLINTON RELATIONAL OPPORTUNITY MASTER FUND, L.P., CLINTON MAGNOLIA MASTER FUND, LTD., CLINTON RELATIONAL OPPORTUNITY, LLC, CHANNEL COMMERCE PARTNERS, L.P., GEH CAPITAL, INC., CLINTON GROUP, INC., GEORGE E. HALL (COLLECTIVELY, "CLINTON") THOMAS D. BEERS, MARK BOZEK, RONALD L. FRASCH, THOMAS D. MOTTOLA, ROBERT ROSENBLATT AND FRED SIEGEL (TOGETHER WITH CLINTON, THE "PARTICIPANTS") HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE PARTICIPANTS' SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF VALUEVISION MEDIA, INC. (THE "COMPANY") FOR USE AT THE COMPANY'S 2014 ANNUAL MEETING OF STOCKHOLDERS (THE "PROXY SOLICITATION"). ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE PROXY SOLICITATION BY THE PARTICIPANTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD HAVE BEEN FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV/. IN ADDITION, OKAPI PARTNERS LLC, CLINTON'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WITHOUT CHARGE UPON REQUEST BY CALLING (212) 297-0720 OR TOLL FREE AT (855) 305-0857.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A FILED BY CLINTON. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.

Cautionary Statement Regarding Forward-Looking Statements

The information herein contains "forward-looking statements." Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as "may," "will," "expects," "believes," "anticipates," "plans," "estimates," "projects," "targets," "forecasts," "seeks," "could" or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Clinton's forward-looking statements are based on its current intent, belief, expectations, estimates and projections regarding the Company and projections regarding the industry in which it operates. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to differ materially. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

Enter Site → I confirm that I have read the terms of this website.


THOMAS D. BEERS


MARK C. BOZEK


RONALD L. FRASCH


THOMAS D. MOTTOLA


ROBERT ROSENBLATT


FRED SIEGEL

HOME | OUR VIEWS | THE NOMINEES | SHAREHOLDER MATERIALS | PRESS | FAQ'S | CONTACT

ADD VALUE & VISION TO VALUE VISION MEDIA

At the Annual Meeting
of Shareholders
on June 18, 2014

Vote the GOLD card

SHQP

CLINTON GROUP

COUNTDOWN TO VOTE:

35 DAYS | 7 HOURS | 59 MINUTES | 8 SECONDS

OUR VIEWS | WHY CHANGE | HOW TO VOTE | SHAREHOLDER MATERIALS

SIGN UP FOR REAL-TIME ALERTS

Enter your email address... SUBMIT

THE NOMINEES

Experienced & Iconic Leaders
in Retail, Media & Entertainment



THOMAS D. BEERS | MARK C. BOZEK | RONALD L. FRASCH | THOMAS D. MOTTOLA | ROBERT ROSENBLATT | FRED SIEGEL


SHQP
CLINTON GROUP

WHY WE NEED YOUR SUPPORT

The Clinton Group and the funds it manages are investors alongside you in Stillwater Mining. We seek to improve our collective investment prospects and hope you will assist us.

As you may recall, the Company used to have a majority owner, MMC Norilsk Nickel. Norilsk sold its stock at the end of 2010 leaving the directors of Stillwater free to exercise their judgment in leading the Company. Sadly, we believe their decisions have been feckless and misguided and the performance of the stock and the Company over this period gravely disappointing. Perhaps not surprisingly – after the directors adopted a questionable strategy, consummated two value-destructive acquisitions, oversaw the bloating of the marketing budget and increase in other administrative expenses, and approved an unnecessarily costly and dilutive financing – the stock is down 37% since Norilsk sold. Without change in the board room, we believe this record of ineffective decision making and consequent stock underperformance may well continue.

We are asking that you vote with us to replace the board of directors of Stillwater at the upcoming annual meeting. We have recruited a world-class set of new, independent directors fully capable of leading Stillwater and helping to foster a more prosperous future. We encourage you to read our proxy statement carefully, including the biographies of these individuals, the reasons we believe the Board should be replaced and the path we think the Company should take going forward.

The good news is that the Company owns valuable resources and profitable mines in Montana that are truly crown jewels – arguably the best platinum group metal deposits and mines in the world, in the most politically stable part of the world. We believe the Company, with the right business plan, can be more productive, more profitable and substantially more valuable.

If we are successful in replacing the Board – and we need your help to succeed – the Company will have a new, world-class Board with decades of experience in mine operations and development, capital allocation, mine investing, leadership and corporate finance, law and governance. The Company's new board will have directors who previously operated the Stillwater mine and processing facilities, who know the local labor leaders, who know underground mining in Montana, who know executive compensation best practices, who are familiar with the automotive companies and catalytic converter market, who know the Montana regulators and officials charged with overseeing the Company, who worked in the federal mine safety administration, and who personally own stock purchased with their own capital.

The new Board we have recruited also, most importantly, has the right idea: return the Company to its historic roots of being a pure-play, US-based PGM company, with a focus on optimal capital allocation, a commitment to efficient operations, and a dedication to the creation of stockholder value. With this new independent Board in place, stockholders will not have to fear another detour into Argentina; dalliance with Hollywood starlets; frolic into base metals; lark in marketing programs; diversion by bad M&A, or a spree of excessive executive pay. Instead, the new Board will buckle down and focus on just one thing: creating value for stockholders like you and us. Please join us in supporting a new Board for Stillwater.

OUR VIEWS
WHY CHANGE
SHAREHOLDER MATERIALS
THE PROPOSALS
HOW TO VOTE

HOME OUR VIEWS THE NOMINEES SHAREHOLDER MATERIALS PRESS FAQ'S CONTACT



SHQP CLINTON GROUP

THE CASE FOR CHANGE

We believe the Company has great assets, a big opportunity for growth and a chance to create significant shareholder value in the future. In particular, the Company's uncommon asset, its nearly ubiquitous cable and satellite distribution in the United States, is extremely valuable and, in the manner described more fully below, can generate significant profits for shareholders.

While the current executive team has stabilized the business, we believe there is significantly more that can be done to generate profit and returns for shareholders. We are soliciting the support of our fellow shareholders to put in place a Board of Directors that is better suited, in our view, to innovating and to optimizing the use of the Company's assets. The Nominees collectively have decades of experience in televised home shopping, online commerce, merchandising, media and entertainment and financial management. We believe the Nominees' unique combination of experience and skills would assist the Company in defining a business plan and strategy that better exploits its uncommon assets.

The current Chief Executive Officer, Keith Stewart ("Mr. Stewart"), was hired by the Company in August 2008 and became Chief Executive Officer in January 2009. In our view, while Mr. Stewart and his executive team have been in place, the business has not grown as projected by the Company nor, in our view, taken sufficient advantage of its opportunities. During investor presentations in 2009, 2010 and 2011, Mr. Stewart and his team spoke of a future in which the Company would generate $1.1 billion of revenue, or $12 to $13 of revenue per home in which the ValueVision programming was available. [See Note 1.] However, revenue has not grown to these levels.

Instead, the Company generated just $640 million in revenue in the year ended February 1, 2014 (Fiscal 2013). The Company generated more revenue eight years ago (among other times) when its programming was available in 35% fewer homes. [See Note 2.] But in Fiscal 2013 (and throughout Mr. Stewart's tenure), the Company's revenue amounted to just $7 per home. [See Note 3.] On this critical revenue metric, the Company's current performance is worse than it was during the year Mr. Stewart joined the Company. [See Note 4.] And, the Company generated more than $10 of revenue per home in every Fiscal Year from 1999 to 2007, prior to the tenure of nearly all of the current directors and Mr. Stewart. [See Note 5.] Moreover, the Company's current $7 revenue production per home significantly lags behind that of HSN and QVC, the Company's principal rivals, who generate $24 and $60 of revenue, respectively, per American home in which their programming is available, according to the Company's latest Management Presentation. [See Note 6.]

On measures of profit, the Company has similarly under-achieved its previous performance and its previously announced goals. The Company repeatedly stated a goal of generating Adjusted EBITDA margins of 8-12%. [See Note 7.] However, during the last Fiscal Year, the Company reported Adjusted EBITDA margins of just 3%. [See Note 8.] During Mr. Stewart's tenure – consisting of 20 reported quarters of earnings – the Company has generated positive net income in just one quarter and has lost a cumulative $145 million. Over the same period, both HSN and QVC have generated significant and increased profits. [See Note 9.]

We are disappointed by this financial performance, but believe it will not be materially improved without a change in leadership and strategy.

We also believe the stock has not performed well over the medium- and long-term because other investors, and potential investors, have recognized the same facts we have noted above. Thus:

- The Company's market capitalization (at less than $300 million) and enterprise value (also less than $300 million) remains very small compared with HSN (approximately $3 billion on both metrics) and Liberty Interactive Corporation (the owner of QVC) ("Liberty Interactive") of approximately $14 billion and $24 billion; [See Note 10.]

OUR VIEWS
WHY CHANGE
SHAREHOLDER MATERIALS
THE PROPOSALS
HOW TO VOTE

- The Common Stock has under-performed the Russell 2000 Index ("Index") over the ten years ending March 31, 2014, with the Company's Common Stock down 68% over the period from April 1, 2004 through March 31, 2014, compared with the total return of the Index, which was up 97%;
- The Common Stock has under-performed the Index and the S&P Retail Select Industry Index ("Retail Index") for the three years ending March 31, 2014, with performance of -16% for the Common Stock compared to +38% for the Index and +66% for the Retail Index;
- The Common Stock has under-performed its main rival, HSN, from the time HSN became a public company (on August 12, 2008) through March 31, 2014, with a total return for the Company's Common Stock of 59% compared to a total return for HSN of 467%;
- The Common Stock has under-performed Liberty Interactive from the time Liberty Interactive became an independent public company (on September 26, 2011) through March 31, 2014; and
- The Common Stock has under-performed the Index, the Retail Index, HSN and QVC since the Company's last annual meeting (which was held on June 19, 2013). [See Note 11.]

We believe the best way to put the Company on the path to improved financial performance is to change the composition of the Board and the management team. We believe that new directors, especially ones that have industry experience, can help the Company by objectively overseeing the operations and strategy of the Company and that new executives can help to execute the Company's strategy more effectively.

1. ValueVision Media Investor Presentation slide decks (i) filed with the SEC on June 11, 2009 as an exhibit to the Company's Current Report on Form 8-K at page 3 ("June 2009 Presentation"), (ii) filed with the SEC on January 14, 2010 as an exhibit to the Company's Current Report on Form 8-K at page 5 ("January 2010 Presentation"); and (iii) dated August 2011, at page 14 ("August 2011 Presentation").
2. JP Morgan Research Model, October 30, 2007 ("JP Morgan Research").
3. ValueVision Management Presentation, April 9, 2014, at page 5 ("April 2014 Presentation").
4. January 2010 Presentation at page 18.
5. January 2010 Presentation at page 18; JP Morgan Research; and US Bancorp Piper Jaffray Research, August 29, 2001 at page 5. John Buck is the only current director who was on the Board prior to 2008.
6. April 2014 Presentation at page 5.
7. June 2009 Presentation at page 18; ValueVision Media Presentation filed with the SEC on August 13, 2009 as an exhibit to the Company's Current Report on Form 8-K at page 15; January 2010 Presentation at page 5; and August 2011 Presentation at page 7.
8. April 2014 Presentation at page 5.
9. HSN has reported operating profit before tax for its home shopping network of more than $950 million from 2009 to 2013, growing from $157 million in 2009 to $221 million in 2013. Liberty Interactive Corporation (the owner of QVC) has reported operating profit before tax for its QVC division of approximately $4.5 billion from 2010 to 2013, growing from $1.1 billion in 2010 to $1.2 billion in 2013. Liberty Interactive did not provide similar segment data for 2009. QVC's US business generated approximately two-thirds of QVC's revenue during this period.
10. HSN and Liberty Interactive also own other businesses. The Company estimates the Adjusted EBITDA generated by each of HSN and QVC from their US home shopping operations. (See April 2014 Presentation at page 5.) Applying each company's overall Enterprise Value to Adjusted EBITDA multiples to the Company's estimates for the most comparable business segments of HSN and Liberty Interactive indicates an enterprise value for the US-based home shopping business of HSN and QVC of approximately $2.6 billion and $16.3 billion.
11. Source: Capital IQ.


SHQP
CLINTON GROUP

THE PATH FORWARD

If this Proxy Solicitation is successful, our Nominees – Thomas D. Beers, Mark Bozek, Ronald L. Frasch, Thomas D. Mottola, Robert Rosenblatt and Fred Siegel – along with the two existing directors that get the most votes on the Company's proxy card (the "Continuing Directors") will constitute the Board. We believe this new Board would be substantially stronger and better able to guide the Company than the existing Board. In particular, the independent Nominees have decades of experience in televised home shopping, online commerce, merchandising, media and entertainment, financial management and public company stewardship. Several of the Nominees were senior executives at HSN or QVC and the others bring senior executive experience in merchandising, cable programming and entertainment.

The Nominees will work with the Continuing Directors to evaluate the Company's current strategy and to make changes they deem appropriate after exercising their best business judgment as fiduciaries for all shareholders. We have been informed by the Nominees that part of their plan, subject to the exercise of their fiduciary duties, and to review once they are directors and have access to additional information and the opportunity to confer with the Continuing Directors, would likely include the following elements:

- Replacing the Chief Executive Officer;
- Changing the mix of merchandise offered to customers, reducing the percentage of merchandise in the jewelry, watch and electronics segments (which have historically been characterized by high selling prices and high return rates), and creating additional vendor relationships with brands and manufacturers in other categories such as beauty, health, fitness, fashion, accessories and home;
- Establishing a New York City merchandising presence, enabling greater access to proprietary product from celebrities, musicians, personalities and well-known brands;
- Broadcasting some live selling events from locations throughout the world, including New York City and Los Angeles, to facilitate the acquisition and development of high margin, proprietary brands and notable, on-air talent;
- Marketing the SHOP HQ brand and service through public relations, off-asset marketing and through live events, promotions and innovative use of multi-channel, social media; and
- Innovating new programming approaches to distinguish the SHOP HQ brand from those of rivals HSN and QVC (as well as other eCommerce companies), including by adding programming that involves integrated social commerce and cost-effective, shopping-centric entertainment across multiple platforms.

We believe the Company has a significant opportunity to create shareholder value at the intersection of media, commerce and entertainment. Shareholders should ensure that the Company has the right Board, strategy and executive team to execute on what we believe to be a big opportunity.

OUR VIEWS
WHY CHANGE
SHAREHOLDER MATERIALS
THE PROPOSALS
HOW TO VOTE

HOME OUR VIEWS THE NOMINEES SHAREHOLDER MATERIALS PRESS FAQ'S CONTACT


SHQP
CLINTON GROUP

THE PROPOSALS

Proposal 1: ELECTION OF DIRECTORS

We are proposing that shareholders elect Clinton's slate of six director nominees, Thomas D. Beers, Mark Bozek, Ronald L. Frasch, Thomas D. Mottola, Robert Rosenblatt and Fred Siegel to serve as directors on the Company's Board until the 2015 annual meeting of shareholders and until their respective successors are duly elected and qualified, in opposition to the Company's director nominees.

Proposal 2: REPEALING ANY RECENT BY-LAW CHANGES

We are proposing that shareholders repeal any provision of the By-laws in effect at the time of the Annual Meeting that was not included in the By-laws publicly filed with the SEC on September 27, 2010 and is inconsistent with or disadvantageous to the election of the Nominees or the presentation of the Proposals at the Annual Meeting. Clinton is not aware of any such provision of the By-laws that has become effective, but it is possible that, prior to the adoption of this resolution, such a provision could be disclosed and/or become effective.

This Proposal is designed to prevent the current directors of the Company from taking actions to amend the By-laws to attempt to nullify or delay the actions taken by shareholders under these Proposals or otherwise frustrate the will of shareholders. A By-law may be deemed inconsistent with or disadvantageous to the election of the Nominees or the presentation of the Proposals if such By-law made the election of a Nominee or approval of a Proposal more difficult or impossible.

Proposal 3: REPEAL OF THE BY-LAW REGARDING REMOVAL OF DIRECTORS

We are proposing that the shareholders amendment the Company's By-laws so that a majority of the directors no longer have the power to remove other directors. Section 4.12 of the By-laws currently permits removal of a director from the Board by a majority vote of all directors of the Board, exclusive of the director whose removal is proposed, with or without cause. We think directors elected by the shareholders should not be pressured to be popular among their fellow directors.

We believe the change we are proposing to the By-laws will bring the Company's By-laws into conformity with most other public companies, which do not permit the majority of Board of Directors to remove individual directors.

Proposal 4: RATIFICATION OF AUDITOR

We have no reason to believe that the Company's independent auditor, Deloitte, should not be ratified by shareholders. Accordingly, we encourage our fellow shareholders to vote for the ratification of Deloitte.

Proposal 5: SAY ON PAY

Clinton believes shareholders should vote to disapprove the compensation of the Company's named executive officers. During Fiscal Year 2013, the Company's executive officers received compensation worth nearly $7 million, while the Company continued to lose money.

Since the end of Fiscal Year 2010, the Company's Named Executive Officers (the "NEOs") have collected nearly $14 million in compensation, while the Company lost $78 million and the stock price has been flat. The Index, by comparison, has increased nearly 45% during this period.

OUR VIEWS
WHY CHANGE
SHAREHOLDER MATERIALS
THE PROPOSALS
HOW TO VOTE

The Company continues to pay for many of its senior officers and for four of its NEOs to travel from their homes to Minneapolis, in many cases more than 1000 miles, to work for the Company. Each of these Named Executive Officers have worked for the Company for many years and, in our view, should be living near the Company's offices to dedicate sufficient time to their jobs. By continuing to provide commuting expense reimbursement, the Board has encouraged these senior officers to remain domiciled far away from the Company's operations and has provided no incentive for them to move. These commuting expenses also continue to grow; the expenses for three of the officers have nearly doubled in the last two years.

We are also disappointed that soon after Clinton provided notice of its intention to nominate directors to the Board, the incumbent directors significantly enhanced the employment and severance packages for the executive officers. Among other things, the Board modified the Chief Executive Officer's employment agreement to provide him with full vesting of all restricted stock and option awards and provide that "all performance units and other performance-based incentives shall be deemed earned at 100% of the target" upon the mere election of a new board (and even if Mr. Stewart remains in his position). [See Note 1.] For the rest of the executive team, the Company significantly enhanced the severance arrangements – though the March 2014 Form 8-K claimed that the new severance plan merely "formalizes [then] existing guidelines" – such that the executives are now entitled to eighteen months of salary, bonus and COBRA payments (previously, the policy was for 12 months of just salary and COBRA payments) if they are terminated within 24 months (previously, the policy was 12 months) of a "change in control", which is defined to include a significant change in the composition of the Board. [See Note 2.] We believe these expensive, enhanced employment and severance arrangements are not in the interests of shareholders, do not align the interests of management with shareholders and serve to make it more expensive to shareholders to elect board representatives of their own selection.

We also believe certain members of the Board are over compensated. For Fiscal Year 2013, the non-executive Chairman, Randy Ronning, was paid more than $413,000 and Mr. Orr received more than $279,000. [See Note 3.] The vast majority of this pay – nearly 85% of it in the case of Mr. Orr – was paid by the Company in cash. We believe the compensation to Mssrs. Ronning and Orr is significantly higher than directors of companies of similar size earn. Compensation consultant Frederic W. Cook & Co., Inc. reports that the median pay for a director in a small-cap company (defined as less than $1 billion in market capitalization) was $118,000 in 2012. [See Note 4]. The Company's own compensation consultant, Towers Watson, has reported that the median director compensation at very large companies (Fortune 500 companies) in 2012 was significantly less than the compensation earned by Mssrs. Ronning and Orr in 2013. [See Note 5]. We also believe that directors should receive most of their compensation in equity or an equity-linked instrument to better align their interests with those of shareholders. Finally, we are concerned about the disparity in pay between Mssrs. Ronning and Orr, on the one hand, and the other full-year directors, on the other, who earned $138,000 on average for Fiscal Year 2013.

We encourage all shareholders to review the Company's proxy disclosures in detail after the Company's Proxy Statement is filed with the SEC.

1. See ValueVision Media Current Report on Form 8-K, filed with the SEC on March 28, 2014 (the "March 2014 8-K").
2. See ValueVision Preliminary Proxy, filed with the SEC on January 24, 2014, at pages 42-43 (the "January 2014 Proxy").
3. January 2014 Proxy at pages 45-46.
4. Frederic W. Cook & Co., Inc. "2012 Director Compensation Report," October 2012, page 1, available at http://www.fwcook.com/alert_letters/2012_Directors_Compensation_Report_Non-Employee_Director_Compensation_Across_Industries_and_Size.pdf.
5. Towers Watson, "Compensation for US Corporate Directors Increased Modestly in 2012, Towers Watson Analysis Finds," available at http://www.towerswatson.com/en-US/Press/2013/09/compensation-for-us-corporate-directors-increased-modestly-in-2012.


SHQP
CLINTON GROUP

THE NOMINEES



THOMAS D. BEERS

Since 2012, Mr. Beers has been the Chief Executive Officer of FremantleMedia N.A., Inc., the U.S. production division of global media giant FremantleMedia Ltd., where he is in charge of Fremantle's management and business performance, as well as the development, production and operations... READ MORE>



MARK C. BOZEK

Mr. Bozek served as the Chief Executive Officer of Home Shopping Network (HSN), a multi-channel retailer and television network specializing in home shopping, from January 1999 to January 2003. He is currently the Co-Founder and Chief Executive Officer of Dollars Per Minute Inc... READ MORE>



RONALD L. FRASCH

Mr. Frasch is currently an operating partner at Castanea Partners, a consumer-focused private-equity firm, which he joined in February 2014, and the principal of Ron Frasch Associates, LLC, a consulting firm he organized in January 2014. From February 2007 until November 2013, Mr. Frasch served as President... READ MORE>



THOMAS D. MOTTOLA

In 2003, Mr. Mottola founded The Mottola Company, Inc., a company specializing in multimedia, entertainment, communications, branding, licensing and consulting, and has been its Chairman and Chief Executive Officer since that time. Mr. Mottola has also served as a senior advisor to Catterton Partners Corp... READ MORE>



ROBERT ROSENBLATT

Mr. Rosenblatt is currently the Chief Executive Officer of Rosenblatt Consulting, LLC, a private company he formed in 2006, which specializes in helping investment firms determine value in both public and private consumer companies as well as helping retail firms bring their product to market. READ MORE>



FRED SIEGEL

Mr. Siegel is the founding partner of Fred Siegel Partners (FSP), a team that creates and implements media initiatives for corporations and leading non-profits with a focus on strategic collaborations and social engagement. Working across all media, FSP engages in a range of projects... READ MORE>

OUR VIEWS
WHY CHANGE
SHAREHOLDER MATERIALS
THE PROPOSALS
HOW TO VOTE


SHQP
CLINTON GROUP



THOMAS D. BEERS

Since 2012, Mr. Beers has been the Chief Executive Officer of FremantleMedia N.A., Inc., the U.S. production division of global media giant FremantleMedia Ltd., where he is in charge of Fremantle's management and business performance, as well as the development, production and operations of more than 600 hours of programming per year including "American Idol," "America's Got Talent," "The X Factor," "Let's Make a Deal," "Family Feud," and "The Price is Right." Prior to joining FremantleMedia, Mr. Beers was the founder and Chief Executive Officer of Original Productions, LLC, a non-fiction television production company that was acquired by FremantleMedia in 2009, where he was the creator and driving force behind the Primetime Emmy® winning "Deadliest Catch", and Emmy nominee "Ice Road Truckers", and top-rated shows "Storage Wars", "Monster Garage" and "Black Gold"; Mr. Beers served as Chief Executive Officer of Original Productions, LLC, from 2007 to 2012. Mr. Beers has created a unique brand of television programming featuring unheralded heroes in high risk, high reward situations. His catalogue of more than 40 series is firmly entrenched across cable powerhouses Discovery, HISTORY, A&E, Spike TV, The National Geographic Channel, and truTV. Prior to Original Productions, Mr. Beers had served for 11 years as a production executive and series and specials producer for Turner Broadcasting System, Inc., a media conglomerate; and later held a similar position at Paramount Syndicated Television. As Vice President and Supervising Producer for Turner Original Productions, Mr. Beers's responsibilities encompassed supervising original programming for TBS Superstation, including the award-winning series "National Geographic Explorer", "Network Earth" and "The Jacques Cousteau" Specials. Mr. Beers created and executive produced the TBS and syndicated series "Wild! Life Adventures." He also served as the producer for the highest-rated specials in the history of Turner Original Productions – "Harley Davidson The American Motorcycle", the Emmy® winning "Cats And Dogs", and "The Incredible Life and Times of Robert L. Ripley, Believe It or Not."

Mr. Beers's qualifications as a director include his expertise as an executive in the television industry and his experience in development, production and operations of innovative programming.


SHQP
CLINTON GROUP



MARK C. BOZEK

Mr. Bozek served as the Chief Executive Officer of Home Shopping Network (HSN), a multi-channel retailer and television network specializing in home shopping, from January 1999 to January 2003. He is currently the Co-Founder and Chief Executive Officer of Dollars Per Minute Inc., a merchandising and entertainment company. Prior to forming Dollars Per Minute, Inc. in 2011, Mr. Bozek formed and operated the media and consulting company Galgos Entertainment LLC, where he has served as a principal since 2007. Through Galgos Entertainment, Mr. Bozek has acted as a consultant for private equity firms (including Goldman Sachs and Bain Capital) on various retail and commerce related ventures. Galgos Entertainment also is developing several television and feature projects including "Shoe Addicts Anonymous", a feature film starring Halle Berry that is in development at Universal Studios. Prior to Galgos Entertainment, Mr. Bozek worked for 14 years with Barry Diller.

During his tenure as Chief Executive Officer of HSN, Mr. Bozek generated over $6 billion in sales and $1 billion in profits while managing 6,000 employees. Mr. Bozek also grew Full-Time Equivalent Households (FTEs) for the network by 4 million households during his tenure. As the Chief Executive Officer of HSN, Mr. Bozek transformed HSN's merchandising through innovation and strategic leadership. Mr. Bozek built multiple $100 million and more proprietary brands, including Ingenious Designs. Mr. Bozek also was responsible for the development and growth of HSN's current top selling brands, including Andrew Lessman, Diane Gilman, Wolfgang Puck and Serious Skin Care. In 1998, Mr. Bozek launched HSN.com, the online business for HSN. As Chief Executive Officer, Mr. Bozek also was responsible for the international launches of HSN in Japan, Europe and China. Mr. Bozek's merchandising and media career began as a producer at Fox Television, a division of News Corporation, a global vertically integrated media company, and then as a Senior Vice President at QVC, a multinational corporation specializing in televised home shopping. Mr. Bozek was at Fox Television at its inception in 1998, where he was a three-time Emmy nominee. Mr. Bozek also served on the board of directors of Sykes Enterprises, Inc. (NASDAQ:SYKE), which provides customer contact management solutions and services in the business process outsourcing arena, from 2002 to 2013.

Mr. Bozek's qualifications as a director include his expertise as an executive in the retail and TV shopping industries and his experience as leader of one of the Company' primary competitors.


SHQP
CLINTON GROUP



RONALD L. FRASCH

Mr. Frasch is currently an operating partner at Castanea Partners, a consumer-focused private-equity firm, which he joined in February 2014, and the principal of Ron Frasch Associates, LLC, a consulting firm he organized in January 2014. From February 2007 until November 2013, Mr. Frasch served as President and Chief Merchandising Officer of Saks Fifth Avenue, a division of Saks, Incorporated, a NYSE-listed luxury fashion retailer. From November 2004 until January 2007, he held the post of Vice Chairperson and Chief Merchant of Saks Fifth Avenue. He has served as a member of the board of directors of Crocs, Inc., an apparel footwear and accessories company, since October 2006. From January 2004 to November 2004, he was employed by Saks in a non-executive capacity. From April 2000 to January 2004, Mr. Frasch served as President and Chief Executive Officer of Bergdorf Goodman (a subsidiary of Neiman Marcus Group, Inc.) and served as President of GFT North America (a subsidiary of Gruppo GFT, based in Turin, Italy, a global producer, marketer and distributor of fine men's and women's clothing, sportswear and furnishings) from 1996 to 2000. Mr. Frasch also served as President and Chief Executive Officer of Escada USA from 1994 to 1996.

Mr. Frasch's qualifications for director include his extensive executive expertise in the fashion retail industry and his experience on the board of directors of a public company.

OUR VIEWS
WHY CHANGE
SHAREHOLDER MATERIALS
THE PROPOSALS
HOW TO VOTE



SHQP CLINTON GROUP



THOMAS D. MOTTOLA

In 2003, Mr. Mottola founded The Mottola Company, Inc., a company specializing in multimedia, entertainment, communications, branding, licensing and consulting, and has been its Chairman and Chief Executive Officer since that time. Mr. Mottola has also served as a senior advisor to Catterton Partners Corp., a private equity firm, since January 2014. From 1993 to 2003, Mr. Mottola served as Chairman and Chief Executive Officer of Sony Music Entertainment, Inc., a global recorded music company. Prior to becoming Chief Executive Officer of Sony, he served as its President from 1988 to 1993. He has served on the board of directors of ONE World Enterprises, LLC since 2010. Mr. Mottola is widely known for signing and developing the careers of major recording artists, including Celine Dion, Mariah Carey, Beyoncé, Jennifer Lopez, Ricky Martin, Gloria Estefan, Shakira, Dixie Chicks, Marc Anthony, Barbra Streisand, Bruce Springsteen, Billy Joel and Harry Connick Jr., among many others. Mr. Mottola currently serves as a director on the board of Restoration Hardware, Inc. (NYSE: RH), a luxury brand in the home furnishings marketplace.

Mr. Mottola's qualifications as a director include his extensive experience as a senior executive and director of a major branded consumer media company.


SHQP
CLINTON GROUP



ROBERT ROSENBLATT

Mr. Rosenblatt is currently the Chief Executive Officer of Rosenblatt Consulting, LLC, a private company he formed in 2006, which specializes in helping investment firms determine value in both public and private consumer companies as well as helping retail firms bring their product to market. From 2012 to 2013, Mr. Rosenblatt served as the interim President of ideeli Inc., a members-only e-retailer that sells women's fashion and décor items during limited-time sales. From 2004 to 2006, he was Group President and Chief Operating Officer of Tommy Hilfiger Corp., a worldwide apparel and retail company. He co-managed the process that culminated in the successful sale of Tommy Hilfiger Corp. to Apax Partners in 2006. From 1997 to 2004, Mr. Rosenblatt was an executive at HSN, Inc., a multi-channel retailer and television network specializing in home shopping. He served as Chief Financial Officer from 1997 to 1999, Chief Operating Officer from 2000 to 2001 and President from 2001 to 2004. Previously, from 1983 to 1996, he was an executive at Bloomingdale's, an upscale chain of department stores owned by Macy's Inc., and served as Chief Financial Officer and Vice President of Stores. Mr. Rosenblatt is currently a director on the boards of several public and private companies including The Pep Boys (NYSE:PBY), an automotive aftermarket chain, Deb Shops, Inc., a women's clothing retail chain, RetailNext, Inc., a company specializing in providing retailers and manufacturers real-time in-store analytics, and I.Predictus, LLC, a web-enabled marketing platform. Mr. Rosenblatt was also a director on the board of Thwapr, Inc., which developed a mobile video sharing platform, from 2010 to 2012.

Mr. Rosenblatt's qualifications as a director include his experience in the retail and electronic retailing industry as well as his expertise in finance, direct response marketing, operations, and e-commerce.

OUR VIEWS
WHY CHANGE
SHAREHOLDER MATERIALS
THE PROPOSALS
HOW TO VOTE


SHQP
CLINTON GROUP



FRED SIEGEL

Mr. Siegel is the founding partner of Fred Siegel Partners (FSP), a team that creates and implements media initiatives for corporations and leading non-profits with a focus on strategic collaborations and social engagement. Working across all media, FSP engages in a range of projects with an emphasis on important initiatives ranging from the Environment to Health. Current and recent efforts include work with United Health Group, The Nature Conservancy, General Mills, Inc. and StandUp2Cancer with visible programs launching in the coming months including an eight episode television series on Climate Change premiering on Showtime in April 2014. Mr. Siegel also currently advises the Google Ventures-backed Sidecar (operated by Side.cr, LLC), a ride-sharing startup company, and Ourtime.org, a non-profit that enhances the political voice of young Americans through new media and popular culture. Prior to founding FSP in 2001, Mr. Siegel was marketing lead for Excite, Inc. and Excite @ Home, Inc., an online internet portal and high-speed internet provider, from 1998 to 2000 where he oversaw all marketing and communications activities. Mr. Siegel is responsible for many Internet firsts including strategic partnerships with television networks, the first large-scale voting event on the web (with the Prime Time Emmys), the first Online Town Hall meeting with President Bill Clinton (to demonstrate the then-nascent VoiP technology). Prior to Excite, Mr. Siegel was a Senior Vice President and marketing head for QVC, Inc., a multinational corporation specializing in televised home shopping, from 1993 to 1998 as a core member of the management team overseeing all off-air consumer touch-points including all marketing and communications, leading special on-air events, and attracting and securing marquee brand-name vendors, helping QVC become the dominant number-one category-defining brand. Before QVC, Mr. Siegel held positions in Advertising including Executive Vice President, Executive Creative Director of Ketchum Inc., a public relations and marketing agency, from 1992 to 1993 and prior to that, SVP Group Creative Director of McCann-Erickson Advertising NY, a leading advertising agency, from 1987 to 1992. Mr. Siegel has won numerous awards including a Daytime Emmy Award (2011) for television series Avec Eric, Advertising's One Show, Clio, Art Directors club awards for advertising campaigns including Coca Cola, Miller Lite, Alka Seltzer, Sony among others. Mr. Siegel has been profiled in the Wall Street Journal, was featured in a Harvard Business Review Case Study (QVC) and was listed as a "Top Ten Hire in the Internet" by the Industry Standard magazine.

Mr. Siegel's qualifications as a director include his experience as an executive in the television shopping industry, and his expertise in marketing and advertising.

OUR VIEWS
WHY CHANGE
SHAREHOLDER MATERIALS
THE PROPOSALS
HOW TO VOTE

HOME | OUR VIEWS | THE NOMINEES | SHAREHOLDER MATERIALS | PRESS | FAQ'S | CONTACT


SHQP
CLINTON GROUP

SHAREHOLDER MATERIALS

Clinton Group Letter to Shareholders

May 13, 2014

READ MORE

Definitive Proxy Statement

May 12, 2014

READ MORE

Clinton Group letter to Randy S. Ronning, Chairman, ValueVision Media

February 3, 2014

READ MORE

Clinton Group letter to Randy S. Ronning, Chairman, ValueVision Media

October 30, 2013

READ MORE

Clinton Group letter to Randy S. Ronning, Chairman, ValueVision Media

November 18, 2013

READ MORE

Clinton Group letter to Randy S. Ronning, Chairman, ValueVision Media

November 6, 2013

READ MORE


SHQP
CLINTON GROUP

PRESS

Any information or materials contained on this website that can be accessed via the links below are not part of the Add Value & Vision website. For legal reasons, we are not permitted to hyperlink to sites with comments or other content that may regularly change.

Clinton Group's Taxin on ValueVision CEO, Board

November 4, 2013
Bloomberg TV

SEE MORE

ValueVision CEO Targeted by Activist Investor Clinton Group

October 30, 2013
Bloomberg

READ MORE


SHQP
CLINTON GROUP

FAQ'S

How do I vote?

If you wish to support our campaign, please use the GOLD proxy card you have or will receive in the mail. You can vote using that card either by returning it physically or by voting online following the instructions on the card. If you have any questions about how to vote, please contact Okapi Partners LLC, which is our proxy solicitor. They can be reached at vvtv@okapipartners.com, (212) 297-0720 or toll-free at (855) 305-0857.

What is the Clinton Group?

Clinton Group is a Registered Investment Advisor that was founded in 1991. We manage money across a range of strategies and geographies. We own our ValueVision Media stock in our value investing portfolios because we believe the Company's stock is priced at a level that does not fully reflect its opportunity set. We own stocks in a number of companies that meet this criteria and regularly attempt to help such companies perform better.

Why is Clinton Group doing all of this?

Clinton Group is an investor in ValueVision Media. We believe the Company is not being managed well by its directors and executives and want to help the Company create value for all shareholders. We have taken the time and expended the effort to recruit a world-class set of independent directors in whom we have confidence. We believe they can help lead the Company in a better direction and one that will be better for all shareholders.

Is it true that Clinton Group is just interested in short-term stock price movements?

Absolutely not true. Clinton Group has invested in ValueVision Media because we believe the Company is undervalued and that the Company can be better managed. With a different strategy and board, we believe the Company can create significant value for its shareholders and out-perform its peers and the market going forward. Nothing about the path we recommend for the Company is short-term in nature and, certainly, nothing about our proposed plan in our view dampens the value of the Company over any time period. All that being said, we are asking you to support the independent professionals we have nominated to the Board. These nominees are not affiliated in any way with the Clinton Group. All of the nominees, if elected, will owe fiduciary duties to all of the shareholders, just like any other board of directors. The nominees will be charged with managing the business for the benefit of shareholders and each of the nominees has taken a pledge to do exactly that.

Is Clinton Group seeking to control the Company?

Absolutely not. Clinton Group has recruited a group of independent professionals that we believe will be better able to set strategy and oversee management of the Company. The nominees are entirely independent of the Clinton Group, having never worked for or been paid by Clinton Group. The nominees, if elected, will constitute the board of directors along with two of the Company's nominees. They will operate like every other board of directors and will owe duties to all shareholders, just like every other board of directors. The Clinton Group expects to have no more influence on the new Board than any other shareholder. The new Board would control the Company in the sense that any board of directors controls a public company. The strategy they adopt and the judgment they exercise will be their best independent assessment of the way to create value for shareholders of the Company. Clinton Group has and seeks no special treatment, no fees, no inside information, no influence and no input other than that.

OUR VIEWS
WHY CHANGE
SHAREHOLDER MATERIALS
THE PROPOSALS
HOW TO VOTE


SHQP
CLINTON GROUP

CONTACT

Okapi Partners LLC
437 Madison Ave., 28th Floor
New York, NY 10022
(212) 297-0720
(855) 305-0857 (toll free)
vvtv@okapipartners.com

Clinton Group, Inc.
601 Lexington Ave., 51st Floor
New York, NY 10022
vvtv@clinton.com

OUR VIEWS
WHY CHANGE
SHAREHOLDER MATERIALS
THE PROPOSALS
HOW TO VOTE

HOME OUR VIEWS THE NOMINEES SHAREHOLDER MATERIALS PRESS FAQ'S CONTACT


SHQP
CLINTON GROUP

DISCLAIMER

CLINTON RELATIONAL OPPORTUNITY MASTER FUND, L.P., CLINTON MAGNOLIA MASTER FUND, LTD., CLINTON RELATIONAL OPPORTUNITY, LLC, CHANNEL COMMERCE PARTNERS, L.P., GEH CAPITAL, INC., CLINTON GROUP, INC., GEORGE E. HALL (COLLECTIVELY, "CLINTON") THOMAS D. BEERS, MARK BOZEK, RONALD L. FRASCH, THOMAS D. MOTTOLA, ROBERT ROSENBLATT AND FRED SIEGEL (TOGETHER WITH CLINTON, THE "PARTICIPANTS") HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE PARTICIPANTS' SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF VALUEVISION MEDIA, INC. (THE "COMPANY") FOR USE AT THE COMPANY'S 2014 ANNUAL MEETING OF STOCKHOLDERS (THE "PROXY SOLICITATION"). ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE PROXY SOLICITATION BY THE PARTICIPANTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD HAVE BEEN FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV/. IN ADDITION, OKAPI PARTNERS LLC, CLINTON'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WITHOUT CHARGE UPON REQUEST BY CALLING (212) 297-0720 OR TOLL FREE AT (855) 305-0857.

INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A FILED BY CLINTON. THIS DOCUMENT CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.

Cautionary Statement Regarding Forward-Looking Statements

The information herein contains "forward-looking statements." Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as "may," "will," "expects," "believes," "anticipates," "plans," "estimates," "projects," "targets," "forecasts," "seeks," "could" or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Clinton's forward-looking statements are based on its current intent, belief, expectations, estimates and projections regarding the Company and projections regarding the industry in which it operates. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to differ materially. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

OUR VIEWS

WHY CHANGE

SHAREHOLDER MATERIALS

THE PROPOSALS

HOW TO VOTE